                                                                   EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Temple-Inland Inc. on Form S-4 Amendment No. 2, of our report, dated August 25, 1998, on the consolidated statements of financial condition of HF Bancorp, Inc. and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998, appearing in the Annual Report on Form 10-K of HF Bancorp, Inc., for the year ended June 30, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


April 22, 1999

Los Angeles, California